Exhibit 10.5

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement ("Agreement") is made as of the 30th day of April, 2004, by INSULAR PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership represented herein by its general partner, Wilson Securities Corporation, a Delaware corporation, which in turn is represented by its Assistant Vice President & Treasurer, Mr. Thomas B. Wilson, of legal age, single, and resident of Orlando, Florida ("Seller") and INTERSTATE COMMERCIAL PROPERTIES, INC., a Puerto Rico corporation, represented herein by its President, Mr. Carlos R. Rodriguez, of legal age, married, and resident of San Juan, Puerto Rico ("Buyer") (Seller and Buyers shall be collectively referred to as the "Parties").

RECITALS

Seller desires to sell, and Buyer desires to purchase from Seller, a fifty percent (50%) limited partnership interest (the "Limited Partnership Interest") in El Monte Properties, S. E., a partnership organized in accordance with the Civil Code of Puerto Rico of 1930, as amended, which has elected to be treated as a special partnership under Subchapter K of the Puerto Rico Internal Revenue Code of 1994, as amended (the "Special Partnership"), for the consideration and on the terms set forth in this Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1. DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

"Applicable Contract"--any Contract (a) under which the Special Partnership has or may acquire any rights, (b) under which the Special Partnership has or may become subject to any obligation or liability, or (c) by which the Special Partnership or any of the assets owned or used by it is or may become bound.

"Breach"--a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means such inaccuracy, breach, failure, claim, occurrence, or circumstance.

"Buyer"--as defined in the first paragraph of this Agreement.

"Closing"--or "Closing Date"-as defined in Section 2.3 of this Agreement.

"Commonwealth"-- Commonwealth of Puerto Rico.

"Consent"--any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

"Contemplated Transactions"--all of the transactions contemplated by this Agreement, including:

(a) the sale of the Limited Partnership Interest by Seller to Buyer;

(b) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement; and

(c) Buyer's acquisition and ownership of the Limited Partnership Interest after the execution of the Third Amendment.

"Contract"--any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

"Damages"--as defined in Section 8.2.

"Employees" --means the former and current employees of the Special Partnership .

"Encumbrance"-- charge, claim, community property interest, condition, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

"Environment"--soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), ground waters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

"Environmental, Health, and Safety Liabilities"--any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(a) any environmental, health, or safety matters or conditions (including on-site or off- site contamination, occupational safety and health, and regulation of chemical substances or products);

(b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA").

"Environmental Law"--any Legal Requirement that requires or relates to:

(a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e) protecting resources, species, or ecological amenities;

(f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

"Facilities"--any real property, leaseholds, or other interests currently or formerly owned or operated by Seller or the Special Partnership and any buildings, plants, structures, or equipment (including motor vehicles) currently or formerly owned or operated by the Special Partnership .

"GAAP"--generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4 were prepared.

"Governmental Authorization"--any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"Governmental Body"--any:

(a) nation, state, county, city, municipality, town, village, district, or other jurisdiction of any nature;

(b) federal, state, Commonwealth, local, municipal, foreign, or other government;

(c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d) multi-national organization or body; or

(e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

"Hazardous Activity"--the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Special Partnership .

"Hazardous Materials"--any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

"Knowledge"--an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

(a) such individual is actually aware of such fact or other matter; or

(b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

"Legal Requirement"--any federal, state, Commonwealth, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

"Limited Partnership Interest"--as defined in the Recitals of this Agreement.

"Order"--any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

"Ordinary Course of Business"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

(a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

(c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

"Organizational Documents"--(a) the partnership agreement of a partnership, the limited liability company agreement and bylaws of a limited liability company or the articles or certificate of incorporation and the bylaws of a corporation; and (b) any amendment to any of the foregoing.

"Parties " or "Party"-- as defined in the first paragraph of this Agreement.

"Person"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

"Proceeding"--any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"Release"--any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

"Representative"--with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

"Securities Act"--the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"Seller"--as defined in the first paragraph of this Agreement.

"Special Partnership "- as defined in the Recitals.

"Subsidiary"--with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

"Tax"--means any tax, charge, fee, levy, duty, impost, withholding or other assessment, together with any interest and penalties, additions to tax and additional amounts imposed by any Governmental Body.

"Tax Return"--any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

"Third Amendment" --as defined in Section 2.4 (c) of this Agreement.

"Threat of Release"--a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

"Threatened"--a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

  SALE AND TRANSFER OF LIMITED PARTNERSHIP INTEREST.

2.1 LIMITED PARTNERSHIP INTEREST

Subject to the terms and conditions of this Agreement, on the Closing Date (as such term is defined below), Seller shall sell, transfer and deliver the Limited Partnership Interest to Buyer, and Buyer shall purchase the Limited Partnership Interest from Seller.

2.2 PURCHASE PRICE

The purchase price (the "Purchase Price") for the Limited Partnership Interest is ONE MILLION FOUR HUNDRED SIXTY TWO THOUSAND FIVE HUNDRED DOLLARS ($1,462,500.00).

2.3 CLOSING

The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Buyer's counsel at Banco Bilbao Vizcaya Argentaria Tower Building, 6th Floor, 254 MuZoz Rivera Avenue, Hato Rey, Puerto Rico, at 10:00 a.m. (local time) on the later of (i) April 30, 2004 or (ii)  at such other time and place as the Parties may agree.

2.4 CLOSING OBLIGATIONS AND DELIVERIES

At the Closing:

(a) Seller will deliver to Buyer, the following:

(i) a bill of sale or other instruments of transfer representing the Limited Partnership Interest, to the order of Buyer;

(ii) a certificate executed by Seller representing and warranting to Buyer that each of Seller's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date;

(iii) a certificate of resolution executed by an authorized officer of Seller authorizing the transactions contemplated under this Agreement; and

(iv) an incumbency certificate of the general partner of Seller with the name, office and signature of the officer of said corporation authorized to execute and deliver this Agreement, the Third Amendment (as defined below) and any other agreement contemplated to be delivered to Buyer under this Agreement.

(b) Buyer will deliver to Seller:

(i) bank cashier's or certified checks payable to the order of the Seller or their designees in the amount of the Purchase Price as per Exhibit A attached hereto and made a part hereof;

(ii) a certificate executed by Buyer representing and warranting to Seller that each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date;

(iii) a certificate of resolution executed by an authorized officer of Buyer authorizing the transactions contemplated under this Agreement; and

(iv) an incumbency certificate of Buyer with the name, office and signature of the officer of said corporation authorized to execute and deliver this Agreement, the Third Amendment (as defined below) and any other agreement contemplated to be delivered to Buyer under this Agreement.

(c) Buyer and Seller will enter into a Third Amendment to the partnership agreement of the Special Partnership in public deed form whereby Buyer will acquire a Class B Limited Partnership Interest in the Special Partnership ( the "Third Amendment") and providing among other amendments for the following:

  The creation of a Class B Limited Partnership Interest to be issued to Buyer;

  Provide that the Buyer will provide the first $400,000.00 in working capital loans to the Special Partnership required to cover the amounts of capital improvements and tenant inducement needed by the Special Partnership and that the Seller will provide the working capital loans to the Special Partnership needed by the Special Partnership in excess of the first $400,000.00 contributed by the Buyer;

  Provide that the operating deficits of the Special Partnership shall be equally divided between Seller and Buyer, notwithstanding their respective ownership interest in the Special Partnership;

  Provide that the allocation of income of the Special Partnership shall be divided between the managing partner and the limited partners in accordance with their respective ownership interest in the Special Partnership;

  Provide for an allocation of cash in the following order of priority;

(aa) amounts lend by the Buyer as working capital to the Special Partnership shall be repaid to the Buyer by the Special Partnership with interest at a rate equal to eight percent (8%) per annum;

(bb) amount lend by the Seller as working capital to the Special Partnership shall be repaid to the Seller by the Special Partnership with interest at a rate equal to eight percent (8%) per annum;

(cc) amounts representing the Class B Limited Partnership Interest issued by the Special Partnership to Buyer in the amount of $1,462,500.00 at a preferred rate of return of thirteen percent (13%) per annum;

(dd) amounts representing the Class A Limited Partnership Interest issued by the Special Partnership to Seller in the amount of $1,462,500.00; and

(ee) the balance of any excess cash flow shall be divided between the managing partner and the limited partners in accordance with their respective ownership interest in the Special Partnership.

3. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

3.1 ORGANIZATION AND GOOD STANDING

The Special Partnership is a partnership duly organized and existing in accordance with the Civil Code of Puerto Rico of 1930, as amended, which has elected to be treated as a special partnership under Subchapter K of the Puerto Rico Internal Revenue Code of 1994, as amended, and in good standing under the laws of the Commonwealth, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under its Applicable Contracts. The Special Partnership does not do business as a foreign entity in any jurisdiction other than the Commonwealth.

3.2 AUTHORITY; NO CONFLICT

(a) This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform his obligations under this Agreement.

(b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with, or result in a violation of (A) the partnership agreement of Seller, (B) any contract or obligation to which the Seller is a party or may be subject to, (C) any provision of the Organizational Documents of the Special Partnership, or (D) any resolution adopted by the partners of the Special Partnership ;

(ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Seller, the Special Partnership, or any of the assets owned or used by the Special Partnership, may be subject;

(iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Special Partnership or that otherwise relates to the business of, or any of the assets owned or used by, the Special Partnership;

(iv) cause Buyer or the Special Partnership to become subject to, or to become liable for the payment of, any Tax;

(v) cause any of the assets owned by the Special Partnership to be reassessed or revalued by any taxing authority or other Governmental Body;

(vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

(vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Special Partnership.

3.3 CAPITALIZATION

The ownership interests of the Special Partnership consist of a One Percent (1%) limited partnership interest held by the managing partner of the Special Partnership, EM Management LLC, a limited liability company organized and existing under the laws of the State of Delaware and Ninety Nine Percent (99%) limited partnership interest held by the Seller as limited partner of the Special Partnership. Seller is the record and beneficial owner and holder of the Limited Partnership Interest, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing partnership interests of the Special Partnership. All of the outstanding partnership interests of the Special Partnership have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any partnership interests or other securities of the Special Partnership. None of the outstanding partnership interests or other securities of the Special Partnership was issued in violation of the Securities Act or any other Legal Requirement. The Special Partnership does not own, nor has any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business. Upon the issuance of a bill of sale and the execution of the Third Amendment by the Parties, the Buyer will become the absolute owner of a Class B Limited Partnership Interest in the Special Partnership.

3.4 FINANCIAL STATEMENTS

The Seller has provided Buyer with copies of the audited and unaudited financial statements of the Special Partnership issued as of December 31, 2003 and March 31, 2004, respectively. The financial statements and notes of the Special Partnership fairly present the financial condition and the assets and liabilities results of operations, changes in partners' equity, and cash flow of the Special Partnership as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP. No financial statements of any Person other than the Special Partnership are required by GAAP to be included in the financial statements of the Special Partnership.

3.5 TITLE TO PROPERTIES; ENCUMBRANCES

(a) Real Estate -- Seller has delivered or made available to Buyer a complete and accurate list of all real property, leaseholds, or other interests therein owned by the Special Partnership and copies of the deeds and other instruments (as recorded) by which the Special Partnership acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Seller or the Special Partnership and relating to such property or interests. The Special Partnership owns with good and marketable title, subject only to the matters permitted by the following sentence, all the real properties that it purports to own, located in the Facilities owned or operated by the Special Partnership or reflected as owned in the books and records of the Special Partnership, including all of the real properties reflected in the financial statements of the Special Partnership. All real properties owned by the Special Partnership are free and clear of all Encumbrances and are not subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties, (a) mortgages or security interests shown on the financial statements of the Special Partnership as securing specified liabilities or obligations, with respect to which no default without a proper waiver of the corresponding financial institution (or event that, with notice or lapse of time or both, would constitute a default) shall exist as of the Closing Date, (b) liens for current taxes not yet due, and (c)(i) minor imperfections of title, if any, none of which is substantial in amount, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. All buildings, plants, and structures owned by the Special Partnership lie wholly within the boundaries of the real property owned by the Special Partnership and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

(b) Personal Property -- -Seller has delivered or made available to Buyer a complete and accurate list of all personal property owned by the Special Partnership. The Special Partnership owns good and marketable title to all the properties and assets that it purports to own and which are located in the Facilities owned or operated by the Special Partnership or reflected as owned in the books and records of the Special Partnership .

3.6 CONDITION AND SUFFICIENCY OF ASSETS

The buildings, plants, structures, equipment and other items of personal property used or owned by the Special Partnership are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, equipment and other items of personal property are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, equipment and other items of personal property used or owned by the Special Partnership are sufficient for the continued conduct of the Special Partnership ' s businesses in substantially the same manner as conducted prior to the Closing.

3.7 ACCOUNTS RECEIVABLE

All accounts receivable of the Special Partnership that are reflected on the accounting records of the Special Partnership as of the Closing Date (collectively, the "Accounts Receivable") represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business, except for related party receivables from Interstate Business Corporation and Wilson Securities, Inc. The Accounts Receivable are current and collectible net of the respective reserves shown on the accounting records of the Special Partnership as of the Closing Date (which reserves are adequate and calculated consistent with past practice). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off. There is no contest, claim, or right of set-off under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

3.8 NO UNDISCLOSED LIABILITIES

Except as otherwise set forth in Schedule 3.8 hereof, the Special Partnership has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the on the accounting records of the Special Partnership as of the Closing Date and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

3.9 TAXES

(a) The Special Partnership has filed or caused to be filed (on a timely basis) all Tax Returns that are or were required to be filed by or with respect to any of them pursuant to applicable Legal Requirements. The Seller and the general partner of the Special Partnership have paid, or made proper accruals for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Seller or the Special Partnership, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided by the Special Partnership .

(b) The charges, accruals, and reserves with respect to Taxes on the respective books of the Special Partnership are adequate (determined in accordance with GAAP) and are at least equal to the partners of the Special Partnership liability for Taxes. There exists no proposed tax assessment against the Special Partnership or the Seller. All Taxes that the Special Partnership, or Seller as limited partner of the Special Partnership, is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person. Seller shall be responsible for the payment of and all taxes due and payable for all transactions occurring prior to the Closing Date to the extent that they have not been adequately reserved or accrued by the Special Partnership .

(c) All Tax Returns filed by the Special Partnership are true, correct, and complete. All Taxes owed or to be owed after the close of its fiscal year by the Seller as limited partner of the Special Partnership have been properly accrued, reflected or reserved in its accounting and financial records.

3.10 NO MATERIAL ADVERSE CHANGE

There has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Special Partnership , and no event has occurred or circumstance exists that may result in such a material adverse change.

3.11 EMPLOYEE BENEFITS

The Special Partnership maintains no employee benefit plan. For purposes hereof, the term "employee benefit plan" includes any plans, funds, programs, policies, arrangement, customs, or understandings providing benefits of economic value to any employee, former employee, or present or former beneficiary, dependent or assignee of any such employee other than regular salary, wages or commissions paid substantially concurrently with the performance of the services for which paid. Without limitation, the term "employee benefit plan" includes any employee welfare benefit plans within the meaning of Section 3 (1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any employee pension benefit plans within the meaning of Section 3(2) of ERISA.

3.12 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

(a) With respect to the Special Partnership :

(i) the Special Partnership is, and at all times has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Special Partnership of, or a failure on the part of the Special Partnership to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Special Partnership to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii) the Special Partnership has not received, at any time, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Special Partnership to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) The Governmental Authorizations of the Special Partnership are valid and in full force and effect and:

(i) the Special Partnership is, and at all times has been, in full compliance with all of the terms and requirements of its Governmental Authorizations;

(ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization;

(iii) the Special Partnership has not received, at any time, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(iv) all applications required to have been filed for the renewal of the Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations possessed by the Special Partnership constitute all of the Governmental Authorizations necessary to permit the Special Partnership to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Special Partnership to own and use their assets in the manner in which they currently own and use such assets.

3.13 LEGAL PROCEEDINGS; ORDERS

(a) There is no pending Proceeding:

(i) that has been commenced by or against the Special Partnership or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Special Partnership ; or

(ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Seller and the Special Partnership, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

(b) In addition, with respect to the Special Partnership:

(i) there is no Order to which the Special Partnership, or any of the assets owned or used by the Special Partnership, is subject;

(ii) neither Seller is subject to any Order that relates to the business of, or any of the assets owned or used by, the Special Partnership; and

(iii) to the Knowledge of Seller and the Special Partnership, no officer, director, agent, or employee of the Special Partnership is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Special Partnership.

(c) With respect to the Special Partnership:

(i) the Special Partnership is, and at all times has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

(ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Special Partnership, or any of the assets owned or used by the Special Partnership , is subject; and

(iii) the Special Partnership has not received, at any time, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Special Partnership , or any of the assets owned or used by the Special Partnership, is or has been subject.

3.14 ABSENCE OF CERTAIN CHANGES AND EVENTS

From April 1, 2004 to the Closing Date, the Special Partnership has conducted its business only in the Ordinary Course of Business and there has not been any:

(a) change in the Special Partnership 's partnership interest; grant of any option or right to purchase limited partnership interests of the Special Partnership; issuance of any security convertible into such partnership interest; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Special Partnership of any limited partnership interest of any such capital stock; or declaration or payment of any distribution or other payment in respect of limited partnership interests, except those distributions paid to Seller or the general partner of the Special Partnership prior to the Closing Date;

(b) amendment to the Organizational Documents of the Special Partnership;

(c) damage to or destruction or loss of any asset or property of the Special Partnership, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Special Partnership , taken as a whole;

(d) entry into, termination of, or receipt of notice of termination of any license, credit, commitment or similar agreement;

(e) sale, lease, or other disposition of any asset or property of the Special Partnership or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Special Partnership;

(f) cancellation or waiver of any claims or rights with a value to the Special Partnership in excess of $1,000; or

(g) any agreement, whether oral or written, by the Special Partnership to do any of the foregoing.

3.15 CONTRACTS; NO DEFAULTS

(a) Seller has delivered to Buyer, true and complete copies, of all Contracts of the Special Partnership. With respect to any Contracts of the Special Partnership :

(i) Seller has not, nor may it acquire any rights under, and neither Seller has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Special Partnership; and

(ii) no officer, director, agent, employee, consultant, or contractor of the Special Partnership is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of the Special Partnership, or (B) assign to the Special Partnership or to any other Person any rights to any invention, improvement, or discovery.

(iii) each Contract to which the Special Partnership is a party is in full force and effect and is valid and enforceable in accordance with its terms.

(iv) the Special Partnership is in full compliance at the Closing Date with all applicable terms and requirements of each Contract under which such Special Partnership has or had any obligation or liability or by which such Special Partnership or any of the assets owned or used by such Special Partnership is or was bound;

(v) each other Person that has or had any obligation or liability under any Contract under which an Special Partnership has or had any rights is, and at all times, in full compliance with all applicable terms and requirements of such Contract;

(vi) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Special Partnership or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

(iv) the Special Partnership has not been given to or received from any other Person, at any time, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

(b) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Special Partnership under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

(c) The Contracts relating to the sale, design, or provision of services by the Special Partnership have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

3.16 INSURANCE

(a) The Seller has provided the Buyer with copies of all policies of Insurance of the Special Partnership. With respect to Insurance:

(i) All policies to which the Special Partnership is a party or that provide coverage to either Seller, the Special Partnership, or the general partner of the Special Partnership :

(A) are valid, outstanding, and enforceable;

(B) are issued by an insurer that is financially sound and reputable;

(C) taken together, provide adequate insurance coverage for the assets and the operations of the Special Partnership for all risks normally insured against by a Person carrying on the same business or businesses as the Special Partnership;

(D) are sufficient for compliance with all Legal Requirements and Contracts to which the Special Partnership is a party or by which any one of them is bound;

(E) will continue in full force and effect following the consummation of the Contemplated Transactions; and

(F) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Special Partnership.

(ii) Neither Seller or the Special Partnership has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(iii) The Special Partnership has paid all premiums due, and has otherwise performed all of their respective obligations, under each policy to which the Special Partnership is a party or that provides coverage to the Special Partnership or director thereof.

(iv) The Special Partnership has given notice to the insurer of all claims that may be insured thereby.

3.17 ENVIRONMENTAL MATTERS

(a) The Special Partnership is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Neither Seller nor the Special Partnership has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or the Special Partnership has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Seller, the Special Partnership , or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(b) There are no pending or, to the Knowledge of Seller and the Special Partnership, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Seller or the Special Partnership has or had an interest.

(c) Neither Seller nor Special Partnership has Knowledge of, any basis to expect, nor has of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or the Special Partnership had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Seller, the Special Partnership, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(d) Neither Seller or the Special Partnership, or any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or, to the Knowledge of Seller and the Special Partnership, with respect to any other properties and assets (whether real, personal, or mixed) in which Seller or the Special Partnership (or any predecessor), has or had an interest, or at any property geologically or hydro logically adjoining the Facilities or any such other property or assets.

(e) There are no Hazardous Materials present on or in the Environment at the Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. Neither Seller, the Special Partnership , any other Person for whose conduct they are or may be held responsible, or to the Knowledge of Seller and the Special Partnership, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or the Special Partnership has or had an interest except in full compliance with all applicable Environmental Laws.

(f) There has been no Release or, to the Knowledge of Seller and the Special Partnership, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Seller or the Special Partnership has or had an interest, or to the Knowledge of Seller and the Special Partnership any geologically or hydrologically adjoining property, whether by Seller, the Special Partnership , or any other Person.

(g) Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller or the Special Partnership pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Seller, the Special Partnership , or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

3.18 EMPLOYEES

The Special Partnership does not have, nor did it had in the past, any Employees.

3.19 LABOR RELATIONS; COMPLIANCE

(a) The Special Partnership has not been or is a party to any collective bargaining or other labor Contract. There has not been, there is not presently pending or existing, and to Seller' Knowledge, there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Special Partnership relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Special Partnership or their premises, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Special Partnership , and no such action is contemplated by the Special Partnership. The Special Partnership has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. The Special Partnership is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

(b) There is no: (i) retainer, consulting, or incentive plan or contract to which the Special Partnership is a party or by which it is bound; or (ii) plan or agreement under which "fringe benefits" (including, but not limited to, vacation plans or programs, sick leave plans or programs and related benefits) are afforded any of such employees of the Special Partnership. The Special Partnership is not and, to the Knowledge of Seller, there is no other person who is a party to any such agreement, plan or contract is in default with respect to any material term or condition thereof, nor has any event occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto.

(c) The Special Partnership maintains an insurance policy in full force and effect with the Puerto Rico State Insurance Fund; and the Special Partnership has paid all premiums on said policy, and has no outstanding debts with respect thereto. No work-related accidents have been reported to the State Insurance Fund nor, to the best knowledge of Seller, has any work related accidents occurred for which the Special Partnership is or may be classified as an uninsured employer.

(d) There are no material controversies pending or to the Knowledge of Seller, threatened before any court or government agency, between the Special Partnership and any person alleging to be an employee of the Special Partnership.

(e) The Special Partnership is not a party to any employment contract or arrangement with respect to any Person (including, without limitation, so-called "golden parachute" or severance agreements), nor has the Special Partnership in any other manner limited its right to terminate the employment relationship with its employees except as provided in Puerto Rico Act 80 of May 30, 1976 and as set forth in its personnel policies and manuals, subject to the liabilities provided in said Act.

(f) Neither the Special Partnership nor the Seller has been notified by any Governmental Body of any labor or employee-related investigation involving the Special Partnership, nor, to the Knowledge of Seller, does any condition exist, which would constitute a violation of any applicable, federal or local, labor-law regulations.

3.20 CERTAIN PAYMENTS

Neither the Special Partnership nor any director, officer, agent, or employee of the Special Partnership, or to Seller' Knowledge, any other Person associated with or acting for or on behalf of any Special Partnership, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Special Partnership or any Affiliate of the Special Partnership, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Special Partnership.

3.21 DISCLOSURE

(a) No representation or warranty of Seller in this Agreement and no statement in the Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b) No notice given pursuant to Section 6.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

(c) There is no fact known to either Seller that has specific application to either Seller or the Special Partnership (other than general economic or industry conditions) and that materially adversely affects or, as far as either Seller can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Special Partnership that has not been set forth in this Agreement.

3.22 BROKERS OR FINDERS

Neither Seller nor any one of his agents has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

4. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1 ORGANIZATION AND GOOD STANDING

Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth.

4.2 AUTHORITY; NO CONFLICT

(a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i) any Legal Requirement or Order to which Buyer may be subject; or

(iv) any Contract to which Buyer is a party or by which Buyer may be bound.

Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3 INVESTMENT INTENT

Buyer is acquiring the Limited Partnership Interest for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act.

4.4 CERTAIN PROCEEDINGS

There is no pending Proceeding against Buyer that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the acquisition of the Limited Partnership Interest. To the Buyer's Knowledge, no such Proceeding has been Threatened. There are no (i) outstanding judgements, orders, writs, injunctions, or decrees of any court, governmental agency or arbitration tribunal against Buyer which have a material adverse effect on the ability of Buyers to consummate the acquisition of the Limited Partnership Interest or legal, administrative or arbitration proceedings or investigations pending or, to Buyer's Knowledge, Threatened against Buyer, which are likely to have a material adverse effect on the ability of Buyer to consummate the Contemplated Transactions

4.5 BROKERS OR FINDERS

The Buyer has not incurred in any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Seller harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its agents.

5. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

Buyer's obligation to purchase the Limited Partnership Interest and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

5.1 ACCURACY OF REPRESENTATIONS

All of Seller's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

5.2 SELLERS' PERFORMANCE

(a) Each document required to be delivered by Seller pursuant to Section 2.4 must have been delivered to the satisfaction of Buyer.

(b) All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

5.3 NO PROCEEDINGS

Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

5.4 NO CLAIM REGARDING THE OWNERSHIP LIMITED PARTNERSHIP INTERESTS OR SALE PROCEEDS

There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any partnership interest of, or any other voting, equity, or ownership interest in, the Special Partnership, or (b) is entitled to all or any portion of the Purchase Price payable for the Limited Partnership Interest.

5.5 NO PROHIBITION

Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise [formally] proposed by or before any Governmental Body.

5.6 SPECIFIC CONDITIONS

Each of the following conditions and/or documents must have been complied with or delivered to Buyer:

(a) Seller shall obtain the release of the Special Partnership's cash flow and any other requirements related thereto El Monte from the $2,700,000 loan with RG Premier Bank ("R& G");

  Seller shall obtain the approval from Banco Bilbao Vizcaya ("BBV") to approve the Contemplated Transactions transaction and items (c) and (d) below without changing the other terms of its loan to the Special Partnership. The Seller's affiliates shall remain as guarantors of the BBV loan. The BBV loan shall be non-recourse to the Buyer;

  Seller shall obtain a waiver from BBV to the current default, at least to December 31, 2004, by the Special Partnership in the debt/service ratio established under the BBV loan;

  The Seller shall obtain from BBV the modification of its default provision placing the loan in default status should the general partner of the Special Partnership or the Seller file bankruptcy, by allowing Seller to substitute another entity for the bankrupt entity;

  On the Closing Date, the Seller shall deposit in escrow with BBV the additional amount of $125,000 required under Section 6.23 of the BBV loan documents. This additional escrow when released will be released to Seller;

  The Seller shall cause the payment of all outstanding management fees and other payables owed to Interstate Properties Limited Partnership, S. E. on the Closing Date out of Seller's sale proceeds; and

  The principal and interest payments on the R&G loan and the BBV loan must be current on Closing Date.

6. CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

Seller's obligation to sell the Limited Partnership Interest and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

6.1 ACCURACY OF REPRESENTATIONS

All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

6.2 BUYER'S PERFORMANCE

(a) Each document required to be delivered by Buyer pursuant to Section 2.4 must have been delivered to the satisfaction of Seller.

(b) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

6.3 NO INJUNCTION

There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Limited Partnership Interest by Seller to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

6.4 NO PROHIBITION

Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Seller or any Person affiliated with Seller to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise [formally] proposed by or before any Governmental Body.

6.5 SPECIFIC CONDITIONS

Each of the following conditions and/or documents must have been complied with or delivered to Seller:

(a) Buyer shall obtain confirmation from Ernst & Young that the Contemplated Transactions will not require consolidation;

    Buyer shall obtain an opinion addressed to the Audit Committee of its parent company about the fairness of the Contemplated Transactions;

    Buyer shall obtain a legal opinion which identifies the legal risks of the Contemplated Transactions, including the potential effects to the Special Partnership of insolvency by any affiliate of Seller being a participant of guarantor of the R&G or the BBV loans and the legal fiduciary responsibilities of the independent trustees' evaluation of the Contemplated Transactions.

    Buyer shall prepare the purchase and sale agreement;

    Expired leases of the Special Partnership must be formally extended, except for the renewal of the lease agreement with Alvaro Calderon, Esq.;

    The Management Agreement for the Special Partnership's real property must be extended for term of Contemplated Transaction; and

    The Buyer's Audit Committee shall have completed a favorable thorough review of the Contemplated Transactions as required by the American Stock Exchange ("AMEX").

7. TERMINATION

7.1 TERMINATION EVENTS

This Agreement may, by notice given prior to or at the Closing, be terminated:

(a) by either Buyer or Seller if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

(b) (i) by Buyer if any of the conditions in Section 5 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date or in case of a material adverse change in the financial condition of Seller or the Special Partnership; or (ii) by Seller, if any of the conditions in Section 6 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with their obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

(c) by mutual consent of Buyer and Seller; or

(d) by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before June 30, 2004 or such later date as the parties may agree upon.

7.2 EFFECT OF TERMINATION

Each party's right of termination under Section 7.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 7.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 10.1 and 10.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

8. INDEMNIFICATION; REMEDIES

8.1 SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE

All representations, warranties, covenants, and obligations in this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

8.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER

Seller will indemnify and hold harmless Buyer, the Special Partnership, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

(a) any Breach of any representation or warranty made by Seller in this Agreement, the Disclosure Schedule, or any other certificate or document delivered by Seller pursuant to this Agreement;

(b) any Breach by Seller of any covenant or obligation of Seller in this Agreement;

(c) any services provided by the Special Partnership prior to the Closing Date; and

(d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Seller or the Special Partnership (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

The remedies provided in this Section 8.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.

8.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER-- ENVIRONMENTAL MATTERS

In addition to the provisions of Section 8.2, Seller will indemnify and hold harmless Buyer, the Special Partnership, and the other Indemnified Persons for, and will pay to Buyer, the Special Partnership , and the other Indemnified Persons the amount of, any Damages (including costs of cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with:

(a) any Environmental, Health, and Safety Liabilities arising out of or relating to: (i) (A) the ownership, operation, or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which Seller or any Special Partnership has or had an interest, or (B) any Hazardous Materials or other contaminants that were present on the Facilities or such other properties and assets at any time on or prior to the Closing Date; or (ii) (A) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by Seller or the Special Partnership or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date, or (B) any Hazardous Activities that were, or were allegedly, conducted by Seller or the Special Partnership or by any other Person for whose conduct they are or may be held responsible; or

(b) any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Seller or the Special Partnership or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of the Special Partnership prior to the Closing Date, or from Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities on or prior to the Closing Date) or (ii) Released or allegedly Released by Seller or the Special Partnership or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.

The procedure described in Section 8.5 will apply to any claim solely for monetary damages relating to a matter covered by this Section 8.3.

8.4 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

Buyer will indemnify and hold harmless Seller, and will pay to Seller the amount of any Damages arising, directly or indirectly, from or in connection with:

(a) any Breach of any representation or warranty made by Buyer in this Agreement;

(b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement; or

(c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

The remedies provided in this Section 8.4 will not be exclusive of or limit any other remedies that may be available to Seller or the other Indemnified Persons.

8.5 PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS

(a) Promptly after receipt by an indemnified party under Section 8.2, 8.4, or (to the extent provided in the last sentence of Section 8.3) Section 8.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

(b) If any Proceeding referred to in Section 8.5(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 6 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

(c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(d) Seller hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Seller with respect to such a claim anywhere in the world.

8.6 PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS

In order for an indemnified party to be entitled to indemnification from an indemnifying party under Sections 8.2, 8.3 or 8.4 with respect to any claim or matter not involving a third party claim, the indemnified party must notify the indemnifying party in writing, and in reasonable detail (including copies of all documents related to such claim or demand), of such claim or demand within ten (10) Business Days after the indemnified party becomes aware of such claim or demand; provided, however, that failure to give such notice during such time period shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred by the indemnified party during the period in which the indemnified party failed to give such notice). Thereafter, the indemnified party shall provide the indemnifying party all information or documents related in any way with such claim or demand within five (5) Business Days after the indemnified party's receipt thereof.

9 FURTHER AGREEMENTS

    REFINANCING OF THE BBV LOAN.

(a) Seller and Buyer agree to cause the Special Partnership to refinance its current loan with BBV at the end of its current term expected to occur on September 15, 2008. The Parties further agree to use the proceeds of such refinancing to adequately repay the Buyer for its unpaid working capital loans, accrued interest, its initial $1,462,500 investment plus a thirteen percent (13%) per annum cumulative preferred rate of return. The Parties agree that the new loan will be non-recourse to the Buyer and that Seller will assume all recourse obligations of the new loan. If the refinancing of the current BBV loan does not occur at the end of the year 2008, the Parties agree to cause the Special Partnership to sell the Facilities and to use the proceeds from such sale to achieve the results contemplated in this Section 9.1.

(b) In order for a refinancing of the BBV loan to occur in a manner that is acceptable to the Buyer, the refinancing must have sufficient refinancing proceeds to permit the return to Buyer of its initial investment plus a 13% per annum cumulative preferred return. A refinancing of the BBV loan that does not achieve such proceeds to the Buyer may not occur without the prior written approval of the Buyer.

9.2 ADVERSE FINANCIAL EVENTS; Remedies.

In order to induce Buyer to enter into the Contemplated transactions, Seller and Buyer further agree to the following:

(a) For purposes of this paragraph, the term "Adverse Financial Event" shall mean the potential adverse consequences to American Community Properties Trust ("ACPT") and/or the Buyer in the event of a bankruptcy, insolvency or other adverse financial event by any one or more of certain entities (collectively, the "Wilson Entities") controlled by the Wilson Group (as that term is used in ACPT's 2003 Proxy Statement), including Wilson Securities Corp., Interstate Business Corporation ("IBC"), Insular Properties Limited Partnership (the "Seller" or "Insular") and EM Management, LLC ("EM Management").

(b) If an Adverse Financial Event occurs that involves EM Management, then pursuant to the terms of an amended partnership agreement for the Special Partnership, the rights of EM Management as the managing partner and all of its powers under the Partnership Agreement for the Special Partnership shall terminate and cease to exist, and either at Buyer's election (x) the Buyer shall become the managing partner or (y) the Buyer shall be entitled to appoint a new partner of the Special Partnership (to whom the Buyer would assign a portion of its partnership interest in the Special Partnership) and such new partner shall become the managing partner, in each case with the same full rights, powers and authorizations that EM Management currently has as managing partner including without limitation, the power to (i) effect the refinancing of the BBV loan; and (ii) cause the sale of the Facilities, leasehold or other interests currently or hereafter owned by the Special Partnership and any buildings, plants, structures or equipment (including motor vehicles) owned or operated by the Special Partnership.

(c) If an Adverse Financial Event occurs that involves Insular or IBC and the Wilson Entities are not able to provide substitute guarantors acceptable to BBV under the BBV loan, on terms which satisfy the requirements of Section 9.1 of this Agreement, and if it is decided by the Buyer or ACPT to take action in order to avoid a default under the BBV loan, then, at the election of the Buyer, (i) the rights and powers of EM Management as the managing partner shall have the right to terminate in the same manner and to the same extent described in paragraph (b) above and the Buyer or its designee shall become the managing partner of the Special Partnership; and (ii) the Buyer shall have the right to exercise its remedies under the Pledge Agreement (described in Section 9.3 below) to the extent of its provable damages from such default.

(d) If the Adverse Financial Event involves any Wilson Entity or any member of the Wilson Group and as a consequence, it is not possible to refinance the BBV loan on terms which satisfy the requirements of Section 9.1 of this Agreement, then, at the election of the Buyer, (i) the rights and powers of EM Management as the managing partner shall terminate in the same manner and to the same extent described in paragraph (b) above and the Buyer or its designee shall become the managing partner of the Special Partnership and (ii) the Buyer shall have the right to exercise its remedies under the Pledge Agreement (described below) to the extent of its provable damages from such default.

(e) If the BBV loan cannot be refinanced on terms which satisfy the requirements of Section 9.1 of this Agreement, but there has been no Adverse Financial Event involving any Wilson Entity or any member of the Wilson Group, and EM Management does not act with sufficient due diligence and best efforts as the Buyer, in its sole discretion, determines to effect the sale of the "Facilities" as contemplated by Section 9.1 of this Agreement, then, at the election of the Buyer, the rights and powers of EM Management shall terminate in the same manner and to the same extent described in paragraph (b) above and the Buyer or its designee shall become the managing partner of the Special Partnership.

9.3 NEGATIVE COVENANT; SUBORDINATION; PLEDGE AGREEMENT AND AMENDMENT TO PARTNERSHIP AGREEMENT

In order to secure its obligations to the Buyer under this Agreement, the Seller hereby agrees to the following:

(a) Not to sell, transfer, encumber, pledge or otherwise dispose of the Seller's remaining 49% interest in the Special Partnership nor to grant any option, warrant or right which may cause a sale, transfer, encumbrance, pledge or disposition of the Seller's remaining 49% interest in the Special Partnership.

(b) To immediately subordinate, upon receipt from the Buyer of notice that an Adverse Financial Event has occurred, all of Seller's right to receive any distributions from the Special Partnership, to payment in full of the BBV loan and the repayment to the Buyer of its unpaid working capital loans, accrued interest, its initial $1,462,500 investment plus its thirteen percent (13%) per annum cumulative preferred rate of return.

(c) To pledge to the Buyer, at its request at any time after the Closing Date, pursuant to a pledge agreement (the "Pledge Agreement") and upon the consent of BBV, the Seller's remaining 49% interest in the Special Partnership, which pledge could only be enforced if (x) the Seller defaulted in its obligations under this Agreement, for causes beyond the control of the Buyer, ACPT or its subsidiaries and (ii) such default is not cured by Seller within ninety (90) days after notice of default is provided to Seller pursuant to Section 10.4 hereof; and

(d) To amend the terms of the Partnership Agreement on the Closing Date in order to grant the Buyer, under the circumstances described in Section 9.2 above, the right to replace EM Management as the managing partner of the Special Partnership with itself or its assignee.

10. GENERAL PROVISIONS

10.1 EXPENSES

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Notwithstanding the above, if the Facilities are sold by the Special Partnership prior to the maturity date of the BBV loan, Seller agrees to reimburse the Buyer for its third party out of pocket expenses incurred with respect to the Contemplated Transactions.

10.2 PUBLIC ANNOUNCEMENTS

Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing, Seller shall, and shall cause the Special Partnership to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Seller and Buyer will consult with each other concerning the means by which the Special Partnership ' employees, customers, and suppliers and others having dealings with the Special Partnership will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

10.3 CONFIDENTIALITY

Buyer and Seller will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Seller, if applicable, Buyer and the Special Partnership to maintain in confidence, and not use to the detriment of another party or an Special Partnership any written, oral, or other information obtained in confidence from another party or an Special Partnership in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

10.4 NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Seller: Insular Properties Limited Partnership

c/o Wilson Securities Corporation, General Partner

222 Smallwood Village Center

St. Charles, MD 20602

Attention: Thomas B. Wilson, Assistant Vice President

Fax # (540) 687-3179

Buyer: Interstate Commercial Properties, Inc.

P. O. Box 363908

San Juan, Puerto Rico 00936-3908

Attention: Carlos R. Rodriguez, President

Fax # (787) 758-2120

10.5 JURISDICTION; SERVICE OF PROCESS

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the Commonwealth and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

10.6 FURTHER ASSURANCES

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement. The Seller further agrees to consent to the changes to this Agreement required by Buyer to insure the desired accounting treatment of its equity investment in the Special Partnership.

10.7 WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

10.8 ENTIRE AGREEMENT AND MODIFICATION

This Agreement constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

10.9 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

10.10 SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.11 SECTION HEADINGS, CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

10.12 TIME OF ESSENCE

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

10.14 GOVERNING LAW

This Agreement will be governed by the laws of the Commonwealth without regard to conflicts of laws principles.

10.15 COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

10. 16 Review BY COUNSEL and Voluntary Execution.

The Parties recognize that they had ample, sufficient and reasonable time to consider this Agreement, to review it with their respective legal counsels, Holland & Knight, of Washington ,D.C., counsel for the Seller and Fiddler Gonzalez & Rodriguez, PSC, of San Juan, Puerto Rico, counsel for the Buyer, and that they are completely aware of the legal consequences of the same. Each Party further recognizes that it has executed this Agreement knowingly and voluntarily, without coercion, intimidation or promise of any kind.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

SELLER:	BUYER:

INSULAR PROPERTIES	INTERSTATE COMMERCIAL
LIMITED PARTNERSHIP	PROPERTIES, INC.
Represented by its General Partner
Wilson Securities Corporation

/s/ Thomas B. Wilson	/s/ Carlos R. Rodriguez
Thomas B. Wilson	Carlos R. Rodriguez
Assistant Vice President & Treasurer	President